UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2013

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAINOFFICERS

(b) and (e) Resignation of Executive Officer; Compensatory Arrangements of Certain Officers

On January 10, 2013, John H. Dietrich resigned as Vice President, Corporate Development and Secretary of SunOpta Inc. (the “Company”). Mr. Dietrich is leaving the Company to join Opta Minerals, Inc. as Executive Vice President. The Company currently owns 66.2% of Opta Minerals.

Mr. Dietrich has agreed to assist the Company with certain transition services during the first quarter of 2013, and thereafter as needed relating to ongoing corporate development activities. Steven Bromley, the Company’s Chief Executive Officer, has assumed the Corporate Development function for the Company on an interim basis.

The Company and Mr. Dietrich have entered into a letter agreement (the “Letter Agreement”) pursuant to which Mr. Dietrich will receive an annual base salary of $92,500 from the Company in connection with Mr. Dietrich’s employment by Opta Minerals, in addition to any compensation paid by Opta Minerals. The Letter Agreement also provides that Mr. Dietrich will be eligible to participate in the Company’s bonus plan, he will retain all stock options he received as an employee of the Company, and his stock options will vest at the time of any sale of Opta Minerals during his employment by Opta Minerals. Mr. Dietrich will also have the option of receiving certain compensation and benefits from the Company in the event the Company sells its ownership interest in Opta Minerals and Mr. Dietrich elects to leave Opta Minerals in connection with the sale.

The foregoing represents a summary of the Letter Agreement, does not purport to include all of the terms of the Letter Agreement, and is subject to, and qualified in its entirety by, the full text of the Letter Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated January 10, 2013, by and between SunOpta, Inc. and John Dietrich.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Robert McKeracher
Rob McKeracher
Vice President, Chief Financial Officer
Date	January 15, 2013